EXHIBIT 10.1

FIRST AMENDMENT

TO THE

AMERICAN EXPRESS SENIOR EXECUTIVE SEVERANCE PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2011)

Pursuant to the authority delegated to him by the Compensation and Benefits Committee of the Board of Directors of American Express Company, the Senior Vice President Global Compensation & Benefits approves the following amendments to the Senior Executive Severance Plan (as amended and restated effective January 1, 2011) (the “Plan”), to be effective January 1, 2013:

1. Section 2.2 is amended to add the following at the end thereof:

“Subject to Section 7.1, in respect of a Separation from Service after December 31, 2013, an Employee in Band 80 or above who at the time of Separation from Service is age 65 or older, on the U.S. payroll and otherwise meets the requirements of the “Bona Fide Executives or High Policymakers” exemption under the Age Discrimination in Employment Act of 1967 (29 USC Section 631(c)) is not eligible to receive benefits under the Plan.”

2. A new Section 10.6 is added to reflect the existing FDIC prohibition against making certain payments to executives in certain situations, such as where the payment would leave the company insolvent. This section shall read as follows:

“10.6 FDIA Limitations. Notwithstanding any other provision of the Plan to the contrary, any payments or benefits to an Employee pursuant to the Plan, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1828(k) and any regulations promulgated thereunder.”

Dated: October 29, 2012

AMERICAN EXPRESS COMPANY

By:	/s/ David Kasiarz
Its:	Senior Vice President Global Compensation & Benefits